As filed with the Securities and Exchange Commission on July 13, 2007
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

US Gold Corporation
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0796160 (I.R.S. Employer Identification No.)

165 South Union, Suite 565 Lakewood, CO (Address of Principal Executive Offices)	80228 (Zip Code)
Tone Resources Limited Stock Option Plan
Nevada Pacific Gold Ltd. Stock Option Plan
(Full title of the plan)

Copy to:
William F. Pass, Vice President and Chief Financial Officer US Gold Corporation 165 South Union, Suite 565 Lakewood, CO 80228 (303) 238-1438	George A. Hagerty, Esq. Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300

(Name, address and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	Registered (1)	per share (2)	price (2)	fee (2)
Common Stock, no par value	894,913	$4.16	$3,722,838	$114.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of Common Stock shown above, an indeterminate number of shares of Common Stock that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $4.16 per share with respect to outstanding options for 894,913 shares of US Gold Corporation (“US Gold”) Common Stock.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
     Information required by Part 1 of Form S-8 is included in documents sent or given to participants in the Tone Resources Limited Stock Option Plan and the Nevada Pacific Gold Ltd. Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and all other documents subsequently filed with the Commission by US Gold Corporation (the “Company,” “we,” “us,” “our” or the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all the shares of the Company’s common stock (the “Common Stock”) offered hereby have been sold or that deregisters all such Common Stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:
     (a) The Registrant’s latest annual report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Commission on March 30, 2007 (File No. 001-33190);
     (b) The Registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 15, 2007 (File No. 001-33190);
     (c) The Registrant’s current reports on Form 8-K filed with the Commission on January 19, February 12, March 13, March 14, March 16, March 22, March 26, April 10, April 30, and July 3, 2007; and
     (d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on July 6, 2007 (Registration Statement No. 333-144410).
     In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
     We have entered into indemnification agreements with each of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, any of our directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us. We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.
     Our Articles of Incorporation provide that we may indemnify any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding to the fullest extent permitted by Colorado law. Our Bylaws provide that we must indemnify our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met as determined by a majority of the directors not party to the action, suit or proceeding, or, in certain situations, independent legal counsel.
     The Colorado Business Corporation Act (“CBCA”) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.
     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:
•	any breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	payment of dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•	violations of certain laws; or

•	any transaction from which the director derives an improper personal benefit.
Liability under federal securities law is not limited by our Articles of Incorporation.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Dufford & Brown, P.C. with respect to the legality of the Common Stock registered hereby

23.1	Consent of Dufford & Brown, P.C. (contained in its opinion filed herewith as Exhibit 5.1)

Exhibit No.	Description of Exhibit

23.2	Consent of Stark Winter Schenkein & Co., LLP

23.3	Consent of Micon International Limited

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Tone Resources Limited Stock Option Plan

99.2	Nevada Pacific Gold Ltd. Stock Option Plan
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 13th day of July, 2007.

US GOLD CORPORATION
By:	/s/ William F. Pass
	Name:	William F. Pass
	Title:	Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY
     We, the undersigned officers and directors of US Gold Corporation do hereby constitute and appoint William F. Pass to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Robert R. McEwen Robert R. McEwen	Chief Executive Officer and Chairman (Principal Executive Officer)	July 13, 2007

/s/ Ann S. Carpenter Ann S. Carpenter	President, Chief Operating Officer and Director	July 13, 2007

/s/ William F. Pass William F. Pass	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 13, 2007

/s/ Michele L. Ashby Michele L. Ashby	Director	July 13, 2007

/s/ Leanne M. Baker	Director	July 13, 2007
Leanne M. Baker

/s/ Declan J. Costelloe	Director	July 13, 2007
Declan J. Costelloe

/s/ Peter Bojtos	Director	July 13, 2007
Peter Bojtos

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Dufford & Brown, P.C. with respect to the legality of the Common Stock registered hereby

23.1	Consent of Dufford & Brown, P.C. (contained in its opinion filed herewith as Exhibit 5.1)

23.2	Consent of Stark Winter Schenkein & Co., LLP

23.3	Consent of Micon International Limited

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Tone Resources Limited Stock Option Plan

99.2	Nevada Pacific Gold Ltd. Stock Option Plan